Exhibit 99.1

NGL Energy Partners LP Announces $600 Million Permanent ABL Commitment

TULSA, Okla.--(BUSINESS WIRE)--February 16, 2023--NGL Energy Partners LP (NYSE:NGL) (“NGL,” “our,” “we,” or the “Partnership”) announced a permanent commitment in our ABL Facility of $600 million. On April 13, 2022, the Partnership amended the ABL Facility to increase the commitments to $600 million under the accordion feature within the ABL Facility and agreed to reduce the commitments back to the original $500 million on or before March 31, 2023. This Amendment extends the maturity date of the additional $100 million of commitments through February 2026, the remaining term of the ABL Facility.

“As I mentioned on our earnings call on February 9th, we were in the process of increasing our ABL Facility to $600 million permanently. This amendment provides NGL additional financial flexibility to support the significant growth in our Water Solutions segment and a higher commodity price environment,” stated Brad Cooper, NGL’s CFO.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or net realizable value adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA, and the Partnership is not able to provide a reconciliation of its Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP

NGL Energy Partners LP, a Delaware limited partnership, is a diversified midstream energy company that transports, stores, markets and provides other logistics services for crude oil, natural gas liquids and other products and transports, treats and disposes of produced water generated as part of the oil and natural gas production process.
For further information, visit the Partnership’s website at www.nglenergypartners.com.

David Sullivan, 918-481-1119
Vice President - Finance
David.Sullivan@nglep.com